Exhibit 14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 17, 2020, relating to the financial statements and financial highlights of Heartland Select Value Fund and Heartland Mid Cap Value Fund, each a series of Heartland Group, Inc., for the year ended December 31, 2019 and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Proxy Statement/Prospectus.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
June 24, 2020